Exhibit 99.3

NEWS RELEASE

NABORS PRICES $700 MILLION IN SENIOR UNSECURED DEBT OFFERING
HAMILTON, Bermuda, September 9, 2010 — PRNewswire-FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that its wholly owned subsidiary, Nabors Industries, Inc., has priced $700 million in Senior Unsecured Notes due 2020, following the private placement offering it announced yesterday. The notes will bear interest at a rate of 5.0 percent and will be fully and unconditionally guaranteed by Nabors Industries Ltd. The notes were offered at 99.564 percent of the face value, bringing the yield to 5.056 percent. The proceeds are intended to be used to fund the previously announced Superior Well Services, Inc. acquisition and for general corporate purposes. The transaction is expected to close on or about September 14, 2010.
The notes will be offered to qualified institutional buyers under Rule 144A and may be offered in offshore transactions pursuant to Regulation S. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and operate approximately 550 land drilling and approximately 728 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.